CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 333-82876 and 811-21035) of our reports dated June 26, 2014 on the financial statements and financial highlights of CitizensSelect Prime Money Market Fund and CitizensSelect Treasury Money Market Fund (each, a “Fund”) (two of the series comprising CitizensSelect Funds) included in each Fund’s annual report for the fiscal year ended April 30, 2014.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

August 25, 2014